Exhibit 10.16

400 Park Avenue, 12th Floor	800.687.1500

New York, NY 10017	cartiga.com

40.7831° N, 73.9712° W

March 5, 2026

James Brady
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jim.brady@cartiga.com

Dear Jim,

As you know, you have recently transitioned roles from Executive Vice President, Head of Commercial Funding of Cartiga, LLC (the “Company”) to Co-Head, Commercial Division. In order to incentivize the orderly transition of your prior responsibilities, this letter confirms your eligibility for a one-time retention bonus of $835,000 (eight hundred thirty-five thousand dollars); provided you remain continuously employed by the Company through the date that is thirty (30) days following your execution hereof (the “Vesting Date”). This bonus, if earned, will be paid in the Company’s first payroll cycle following the Vesting Date.

You understand and acknowledge that your employment with the Company continues to be at-will and, accordingly, is not for any specific term or duration, and either you or the Company may terminate the relationship at any time and for any reason or no reason. However, if the Company terminates your employment without “Cause” (as defined in the letter agreement dated on or about the date hereof by and between you and the Company) prior to the Vesting Date, you will still receive the bonus, which will not be pro-rated, contingent on your execution of (and not revoking) an agreement and general release satisfactory to the Company. If this bonus becomes due under the terms of the preceding sentence, it will be paid to you within 60 days after the effective date of your termination of employment. If prior to the Vesting Date you are terminated by the Company for Cause or if you resign from employment for any reason, this bonus award shall be forfeited in its entirety.

The Company retains the right to withhold from amounts due under this letter agreement any income tax and other taxes and deductions as the Company may, in its sole discretion, deem necessary. If you are disabled (in a manner that would entitle you to benefits under the Company’s long-term disability plan) on, or become deceased prior to, the Vesting Date, you (or, in the case of your death, your designated beneficiary or estate) will receive an award that is pro-rated for the time during which you were actively employed for the period from the date hereof through the Vesting Date.

To the extent permitted by the laws of the jurisdiction in which your employment is based, this letter agreement and any disputes arising out of or related to this agreement shall be construed, administered and enforced in accordance with the laws of the State of New York, without regard to conflicts of law.

This letter agreement shall inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, sale or transfer of all or substantially all of its assets, or otherwise, and you acknowledge and agree that the Company may assign this letter agreement to any such successor which shall upon such assignment succeed to the rights and responsibilities of the Company hereunder.

This letter agreement may not be amended or terminated without the written consent of both you and the Chief Executive Officer of the Company. If any provision of this letter agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this letter agreement shall remain operative and in full force and effect to the extent permitted by law. This letter agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature related to the subject matter. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Transmission by facsimile, “PDF” or similar format or DocuSign of an executed signature page hereof by a party hereto shall constitute due execution and delivery of this letter agreement by such party.

To indicate your agreement with these terms, please sign below. A signed and dated copy of this letter agreement must be received within ten (10) days of the date first set forth above; otherwise, you will forfeit the bonus opportunity contemplated herein.

Sincerely,

CARTIGA, LLC

/s/ Samuel Wathen

Samuel Wathen

President and Chief Executive Officer

So agreed:	/s/ James Brady	Date:	3/5/2026
James Brady